UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2007

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of 2007 Cash Bonus Plan

On February 2, 2007, the Board of Directors (the “Board”) of ISTA Pharmaceuticals, Inc. (the “Company”), upon recommendation of the Compensation Committee, adopted a cash bonus plan (“Bonus Plan”) pursuant to which participating executive officers and employees of the Company will be eligible to earn cash bonus compensation based on 2007 Company and individual performance. The terms of the Bonus Plan are not contained in a formal written document. A summary of the material terms of the Bonus Plan are as follows:

Under the Bonus Plan, participating employees of the Company may be eligible to receive cash bonus compensation based on 2007 Company and individual performance. Each executive officer is assigned a target bonus expressed as a percentage of their respective base salaries. The target bonus of Dr. Anido is 60% of his base salary. The target bonuses of Mr. Garrett, Mr. Mitro, Mr. McMullin, Ms. McGinley, Mrs. Silvernail, and Mr. McNamara, are between 35% and 40% of their respective annual base salaries.

Upon recommendation of the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the Bonus Plan based on 2007 Company performance which will take into account the Company’s accomplishment of the following goals: (i) achieving certain 2007 financial targets approved by the Board, (ii) obtaining approval from the United States Food and Drug Administration (“FDA”) of, and launching in the United States, one of the Company’s product candidates, (iii) filing a New Drug Application with the FDA for one of the Company’s product candidates, and (iv) and acquiring or licensing a new product candidate for the Company’s pipeline. Achievement of each goal is given a certain percentage weight toward funding of the Bonus Plan with the potential of decreased funding for underachievement and increased funding for overachievement of the Company’s 2007 financial goal.

The Compensation Committee will evaluate the Chief Executive Officer’s individual performance for 2007 and will submit to the Board the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to the Chief Executive Officer under the Bonus Plan. The Compensation Committee’s recommendation will be based upon 2007 Company performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board shall have the final authority to approve the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to the Chief Executive Officer under the Bonus Plan.

The Chief Executive Officer will evaluate each participating executive officer’s 2007 performance and will submit to the Compensation Committee his recommendations regarding the amount of the cash bonus payable to each such executive officer. The Chief Executive Officer’s recommendations will be based upon the Chief Executive Officer’s assessment of each executive officer’s individual performance for 2007 and other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each executive officer under the Bonus Plan.

2006 Cash Bonuses

On February 2, 2007, upon recommendation of the Compensation Committee, the Board approved a cash bonus for 2006 performance to Dr. Anido in the amount of $204,575. On February 2, 2007, upon recommendation of the Chief Executive Officer, the Compensation Committee approved cash bonuses for 2006 performance to Mr. Garrett, Mr. Mitro, Mr. McMullin, Ms. McGinley, Mrs. Silvernail and Mr. McNamara ranging in amounts from 28% to 38% of their respective base salaries. 2006 bonuses were awarded pursuant to the Company’s 2006 Bonus Plan and were based on individual 2006 performance as well as the Company’s 2006 performance relative to performance criteria previously established by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.
February 8, 2007

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer, Chief Accounting
Officer & Vice President, Corporate Development